CERTIFICATE OF AMENDMENT
                 OF RESTATED CERTIFICATE OF INCORPORATION
                         OF READ-RITE CORPORATION
                          A Delaware Corporation


     Read-Rite Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST:    That at a regular meeting of the Board of Directors of the
Corporation, resolutions were duly adopted (in accordance with Section 242 of the General Corporation Law of the State of Delaware) setting forth the proposed amendment of the Restated Certificate of Incorporation of this Corporation, declaring said amendment to be advisable and calling for the approval by the stockholders of the Corporation upon consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED: That the first paragraph of Article IV of the Restated Certificate of Incorporation of the Corporation be amended in its entirety to read as follows:

                                "ARTICLE IV

     This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which this corporation is authorized to issue is One Hundred Sixty Four Million (164,000,000) shares. One Hundred Sixty Million (160,000,000) shares shall be Common Stock and Four Million (4,000,000) shares shall be Preferred Stock. Each share of Common and Preferred Stock shall have a par value of $0.0001."

     SECOND:   That thereafter, pursuant to a resolution of its Board of
Directors, the Board directed that the amendment be considered at the next annual meeting of the stockholders of this Corporation, and at such meeting, the holders of the necessary number of shares as required by statute voted in favor of said amendment.

     THIRD:    That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Read-Rite Corporation has duly caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by Cyril J. Yansouni, its Chairman and Chief Executive Officer, and attested to by Rex S. Jackson, its Secretary, this 22nd day of February, 1996.

                              READ-RITE CORPORATION
                              A Delaware Corporation



                              By:\s\Cyril J. Yansouni
                                Cyril J. Yansouni
                                Chairman and Chief Executive Officer



ATTEST:



By:\s\ Rex. S. Jackson
  Rex S. Jackson
  Secretary